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Exhibit 10.1

September 22, 1997

Computer Dynamics, Inc.
Attn: Kurt Preiester

The following term sheet summarizes the acquisition of certain net assets of Computer Dynamics, Inc. (CDI) by Total Control Products, Inc. (TCP). This term sheet is not a binding agreement, but is presented as an outline for the preparation of a formal purchase agreement.

1. A subsidiary of TCP (Purchaser) shall purchase certain assets that support Computer Dynamics operating results. Key assumptions:
      a. Sustainable yearly earnings before interest and taxes (EBIT) of $5.3 Million.
      b.      Compensation for Kurt Priester and rent expenses for the building are included as an expense item in the EBIT calculation.
      c.      A minimum of $8 million fair market value of net assets purchased
              ("Book Value") for the calculation of goodwill.
      d. Price does not include real estate assets, which remain with Seller.

2.    Consideration at the date of acquisition.
      a.      $12.5 million cash;
      b. A number of shares of TCP stock that will be valued at $12 million, using a stock price calculated in accordance with GAAP (Two days before and after the announcement upon signing of this term sheet) which is targeted for Monday, September 22, 1997;
      c. A warrant for the option to purchase 100,000 shares of TCP stock for ten years with an exercise at fair market value determined in the same manner as 2(b) above, with immediate vesting.

2.1   Removed

2.2   Escrow holdback.
      Based on the findings of due diligence, TCP requires the placement of $1.5 million of the up front consideration in the form of TCP stock into an escrow account for a period of three years to cover any claim at CDI.

2.3   Breakup Fee
      TCP agrees to place $250,000 into an escrow account for the purpose of compensating Kurt Priester if this transaction does not occur within 60 days in the form provided to CDI on the date hereof.

3.    Annual Earn Out for Five Years
      Based on EBIT growth year over year (EBIT excludes the resultant goodwill and interest expenses from the transaction), the following amounts would be paid, which will be payable in 50% cash and 50% stock of TCP, due 90 days after each earn out period. The number of TCP shares in any earn out period will be determined using a ten day average of the bid and ask price at the end of the trading day for the ten day period prior to the completion of the earn out period.

      For EBIT growth year over year of 10% to 25%, the earn out payment for each year will be $0 to $3 million based on a linear sliding scale for the excess percentage over 10% divided by 15. FOR EXAMPLE, IN A YEAR WHERE EBIT PERCENTAGE GROWTH IS 15%, THE EARN OUT FOR THAT PERIOD WOULD BE $1 MILLION ((15% - 10%)/15 X $3 MILLION) TO BE PAID 50% IN CASH AND 50% IN STOCK.

3.1 If growth exceeds 25% in any year, then the base for the following year will be set at the 25% growth amount, and the excess will be carried forward to the following year as an increase in the EBIT amount for that year in calculating the next year's growth percentage. FOR EXAMPLE, SUPPOSE YEAR ONE EBIT IS $6,890K, WHICH IS A 30% INCREASE OVER $5.3 MILLION. FOR YEAR TWO, THE BASE EBIT WOULD BE $6,625K, WHICH IS A 25% INCREASE OVER THE

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      PRIOR YEAR, AND THE DIFFERENCE BETWEEN $6,890K OF $265K WOULD BE ADDED
      TO THE YEAR TWO EBIT IN CALCULATING THE EBIT GROWTH PERCENTAGE FOR
      YEAR TWO.

3.2 If EBIT goes down in any earn out year, then future growth percentages will be calculated using the maximum EBIT level achieved in any previous earn out year rather than simply last year's EBIT. FOR EXAMPLE, SUPPOSE YEAR ONE EBIT IS $6,890K, YEAR TWO IS $6,000K AND YEAR THREE IS $7,500K. YEAR THREE GROWTH WILL BE CALCULATED AT 8.9% OR (7,500-6,890)/6,890.

      ANY EBIT BELOW $5.3 MILLION IN A YEAR WILL BE ADDED TO THE MAXIMUM EBIT AMOUNT USED TO CALCULATE FUTURE GROWTH. FOR EXAMPLE, SUPPOSE YEAR ONE EBIT IS $6,890K, YEAR TWO IS $5,000K AND YEAR THREE IS $7,500K. YEAR THREE GROWTH WILL BE CALCULATED AS 4.3% OR (7,500 - ($6,890 +
      300))/(6,890 + 300).

3.3 The impact of operation synergies on the calculation of EBIT for the earn out is as follows:

3.3.1 Custom computers sold through TCP channel:
      Purchaser will sell custom computers through TCP's external channel (reps and distributors, but not TCP employee sales people) at negotiated discount/commission. TCP agrees to retain no margin in this business.

3.3.2 Standard, bundled computer products:
      If Purchaser can satisfactorily supply to TCP products that replace existing SKU (stock keeping unit) product configurations, then TCP agrees to buy these products from Purchaser at a price calculated to be 25% above Purchaser direct costs of sales, which are material costs plus direct labor only. If Purchaser can supply TCP with new SKU products, then TCP agrees to buy these products at a price such that TCP and Purchaser share evenly the contribution margin defined as revenue minus direct costs which include direct production, sales and marketing and engineering costs.

3.3.3 Access to purchased materials:
      Purchaser and TCP will have access to each other's purchased materials at cost.

3.3.4 Non-product related cost savings:
      All savings due to synergy that are recorded on Purchaser's income statement are valid contributions to EBIT for the purposes of earn out, but not savings that are recorded on TCP's income statement.

3.4   Business Policy
      There are certain business practices that TCP desires to implement that will have the effect of adding expense to the Purchaser calculation of EBIT. The increased expenses are estimated to be in the range of $200k, subject to implementation. TCP agrees to reduce the initial base EBIT by the cost of these changes in business practices from the calculation of EBIT for earn out purposes.

4.    Employment.

4.1 If Kurt is terminated for reasons of fraud or criminal misconduct, the earn out will terminate. If Kurt resigns prior to two years then the earn out will terminate. "Resignation" is defined as working less than 80 hours in a month. Kurt will have control of his own hours and job description. Kurt's employment agreement will cover a period of at least three years. Kurt will sign an asset purchase agreement, a five year non-compete agreement and an employment agreement that fully documents these terms.

      TCP agrees to pay for health insurance for Kurt and Sue Priester and their family until Kurt is age 62.5. The quality of the insurance must be equal to or greater than the coverage currently in force through CDI.

4.2 Kurt will be able to utilize TCP stock options, according to the TCP 1996 Stock Option Plan, for annual compensation of his management team subject to Total Control board approval. It is assumed that the management team will be compensated with a base salary in the range of $80k to $100k, plus an incentive bonus program that tracks future performance for Purchaser according to the earn out goals. The incentive bonus will be

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      calculated as a percentage of base salary and paid as 50% cash and
      50% stock options. The value of stock options will be determined using the industry standard Black Scholes method, and they will vest over a period of three years. The number of stock options issued to Purchaser's employees in this bonus program may not exceed 100,000 in any year, provided that none of such options will be issued to Priester. In addition to the annual bonus program, 100,000 options are available for grant to the management team at an exercise price at the fair market value on the date of TCP employment.

5.    Other Terms

5.1 The copyright royalty streams will be identified in the purchase agreement as an asset that TCP is purchasing from Kurt.

5.2 If TCP sells the operating assets of Purchaser during the period of the earn out, then TCP agrees to make a payment of the present value of the maximum remaining earn out payments in lieu of continuing the earn out.

5.3 The agreement will be subject to discussions with CDI management team, customer calls, delivery of an audit opinion on the calendar year 1996 CDI results, receipt of a fairness opinion, financing, and bulk sale notification.

5.4   Formal Announcement
      Both parties acknowledge the need to make a public announcement of the material terms of the agreement upon the signing of this term sheet.

5.5   NASDAQ Limitation
      In order to avoid the need for shareholder approval of the agreement, the agreement will contain a provision stating that the maximum number of shares to be issued under this agreement is 1.38 million shares. The agreement will include a provision that TCP will include in the proxy statement to be issued in connection with the Fiscal Year 1998 shareholders' meeting a request to amend the agreement to allow for the maximum number of shares to be provided in the document under the earn out. If shareholder approval is not received to remove the 1.38 million share limitation, the remaining consideration due under this agreement will be paid in cash.

5.6   Extension of Non-Disclosure/No Shop Agreement
      Be signing this term sheet, both parties agree to extend the Non-Disclosure/No Shop agreement currently in place to match the period of the Break up fee escrow agreement covered in 2.3 above.


Agreed and accepted by:


/s/ Nic T. Gihl             9/22/97      /s/ Kurt Priester           9/22/97
-----------------------------------      -----------------------------------
Nicholas Gihl                  Date      Kurt Priester                  Date
Total Control Products, Inc.             Computer Dynamics, Inc.

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